AMENDMENT NO. 1

                                               TO

                   SECOND AMENDED AND RESTATED CREDIT AND TERM LOAN AGREEMENT

      THIS AMENDMENT NO. 1 (this "First Amendment") is entered into as of May 11, 2001, by and among NEW LINDEN PRICE RITE, INC., a New Jersey corporation ("New Linden"), FOODARAMA SUPERMARKETS, INC., a New Jersey corporation ("Parent") (New Linden and Parent, each a "Borrower" and collectively "Borrowers"), the Guarantors signatory hereto, the lenders set forth on the signature pages hereto (collectively with their respective permitted successors and assigns, each a "Lender" and collectively, "Lenders") and GMAC BUSINESS CREDIT, LLC as agent for Lenders (in such capacity together with any successor thereto in such capacity, the "Agent").

                                           BACKGROUND

      Borrowers, Guarantors, Agent and Lenders are parties to a Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of January 7, 2000 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

      Borrowers have requested that Agent and Lenders make certain amendments to the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

      NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

      2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

           (a) Section I is amended as follows:

                    (i) the following defined terms are added in their appropriate alphabetical order:

                    "First Amendment" shall mean Amendment No. 1 to Second Amended and Restated Credit and Term Loan Agreement dated as of May 11, 2001 by and among the Borrowers, Guarantors, Agent and Lenders.

                   "First Amendment Effective Date" shall mean the date on which all conditions precedent set forth in the First Amendment shall have been satisfied.

                  (ii) each of the following defined terms is amended in its entirety to provide as follows:

                  "Change of Control" shall mean (i) Joseph Saker, Gloria Saker, Richard Saker and Permitted Family Transferees shall together fail to own, beneficially and control all voting rights with respect to, at least 35% of all of the issued and outstanding capital common stock of the Parent or (ii) Joseph Saker, Gloria Saker, Richard Saker, Joseph J. Saker, Jr. and Thomas Saker shall together fail to own, beneficially and all voting rights with respect to, at least 30% of all of the issued and outstanding capital common stock of the Parent (provided, however that the 30% requirement set forth in this clause (ii) shall be reduced by 1% each year (e.g., from 30% to 29% and from 29% to 28%, etc.) effective on each anniversary date of the Closing Date, but in no event to lower than 25%.

                  "EBITDA" shall mean, for any period, Net Income plus, (X) to the extent included in the calculation of Net Income, the sum of (i) any extraordinary non-cash losses, (ii) the amount of any reserves taken and occasioned by the closing of store locations, (iii) non-cash charges for assets written down as a result of store remodels and/or closedowns, (iv) interest expenses net of interest income, (v) depreciation and amortization, (vi) federal, state and local income taxes and
                  (vii) any increase in the LIFO reserve and less (Y) the sum of
                  (i) any extraordinary non-cash gains included in the calculation of Net Income, (ii) any extraordinary cash gains included in the calculation of Net Income, but only to the extent such gains exceed extraordinary cash losses included in the calculation of Net Income and (iii) any charges to balance sheet reserves previously or presently established in connection with the closing of store locations or the disposition of other assets in each case of the Parent and its Subsidiaries for such period determined on a Consolidated basis, computed and calculated in accordance with generally accepted accounting principles, and (iv) any decrease in the LIFO reserve.

                  "Permitted Family Transferees" means (a) each member of the Saker Group, (b) any trust established by one or more Saker Persons, the beneficiaries of which are solely one or more members of the Saker Group, (c) any partnership owned solely by one or more members of the Saker Group or owned solely by one or more entities which are either owned solely by one or more members of the Saker Group or of which solely one or more members of the Saker Group are beneficiaries, or (d) any estate of which solely one or more members of the Saker Group are beneficiaries.

                  "Related Family Transferee" means (a) any Saker Person (excluding Richard Saker, Gloria Saker, Joseph Saker, Thomas Saker or Joseph Saker, Jr.); (b) any trust established solely or jointly by any Saker Person, the beneficiaries of which include any Saker Person; (c) any partnership owned in whole or in part by any Saker Person or owned in whole or in part by one or more entities which are either owned in whole or in part by any Saker Person or of which any Saker Person is a beneficiary or (d) any estate of which any Saker Person is a beneficiary.

                  "Responsible Officer" shall mean, with respect to any person, any senior vice president, executive vice president, president, chief financial officer or chief accounting officer, of such person.

                  "Saker Group" shall mean each spouse, sibling, child or grandchild of Richard Saker, Gloria Saker, Joseph Saker, Thomas Saker or Joseph Saker, Jr.

                  "Saker Person" means any (a) of Richard Saker, Gloria Saker, Joseph Saker, Thomas Saker and/or Joseph Saker, Jr.; and/or
                  (b) member of the Saker Group.

                  "Total Revolving Commitment" shall mean the lesser of (i) $28,000,000 and (ii) the sum of the Lenders' Revolving Commitments.

           (b)The first three sentences of Section 2.01(d) of the Loan Agreement are hereby amended in their entirety to read as follows:

                  "Capital Expenditure Loans shall be available at all times from the Second Amendment and Restatement Date through and excluding the earlier of (i) the Termination Date and (ii) June 30, 2002 (the "Capital Expenditure Facility Availability Period"). At December 31, 2001, the sum of the principal amount of all Capital Expenditure Loans made through December 31, 2001 will be amortized on the basis of a twenty-eight (28) quarter amortization schedule, commencing on April 1, 2002. At the end of such Capital Expenditure Facility Availability Period, the sum of the principal amount of all Capital Expenditure Loans made between January 1, 2002 and the end of such Capital Expenditure Facility Availability Period will be amortized on the basis of a twenty-six (26) quarter amortization schedule, commencing on October 1, 2002. The Capital Expenditure Loans shall be, with respect to principal, payable in equal quarterly installments based upon the amortization schedules set forth above, on the first day of each July, October, January and April subject to acceleration upon the occurrence of an Event of Default under this Agreement or the termination of this Agreement. In any event, the entire principal amount of the Capital Expenditure Loans shall be due and payable on the Final Maturity Date."

           Section 5.01A.(b)(i) of the Loan Agreement is hereby amended as follows:

                  (i) the number "forty-five (45)" appearing therein is replaced with the number "one hundred and eighty (180)".

           Section 7.03 in the Loan Agreement is hereby amended in its entirety as follows:

                  "SECTION 7.03. Indebtedness. Incur, create, assume or permit to exist any Indebtedness other than (i) Indebtedness secured by Liens permitted under Section 7.01; provided, however, that
                  (x) Adjusted Indebtedness shall not exceed the sum of (1) Adjusted Indebtedness for the acquisition of equipment at a single New/Replacement Store Project (the "Alternative Capex Financing") incurred at any time during the Capital Expenditure Facility Availability Period; provided, however, that (a) the Alternative Capex Financing shall be limited to the lesser of $4,000,000 and the unused principal amount of the Total Capital Expenditure Facility Commitment; (b) such Alternative Capex Financing shall be incurred pursuant to documents reasonably satisfactory to Agent; (c) no portion of such Alternative Capex Financing shall be guaranteed by Wakefern; (d) the Agent shall be notified in writing prior to the incurrence of any such Alternative Capex Financing, which notice shall designate such borrowing as the "Alternative Capex Financing" and indicate the date on which such borrowing shall occur; (e) the Borrowers shall be permitted to incur only one borrowing with the Alternative Capex Financing; and
                  (f) simultaneously with the incurrence of such Alternative Capex Financing, the Total Capital Expenditure Facility Commitment shall be immediately and permanently reduced by $4,000,000 and (2) (a) $550,000 in new Adjusted Indebtedness incurred during Fiscal Year 1999; (b) $1,250,000 in new Adjusted Indebtedness incurred during Fiscal Year 2000; (c) $250,000 in new Adjusted Indebtedness incurred during Fiscal Year 2001; (d)$8,000,000 in new Adjusted Indebtedness incurred during Fiscal Year 2002 (provided, however, that such Indebtedness shall be incurred in connection with no more than two store locations and the amount of Indebtedness incurred with respect to each individual store shall not exceed $4,000,000); (e) $250,000 in new Adjusted Indebtedness incurred during Fiscal Year 2003, and (f) $250,000 in new Adjusted Indebtedness incurred during Fiscal Year 2004, in each case for the Parent and its Subsidiaries, and provided, further, that to the extent the full amount of permitted Indebtedness as set forth in clauses (a) through (f) above is not incurred in any particular Fiscal Year, such unused amount may be "carried over" and utilized in the immediately succeeding Fiscal Year only (but not in any subsequent Fiscal
                  Year), provided, however, that any Indebtedness incurred in such immediately succeeding Fiscal Year shall first be applied to the reduction of the regularly scheduled amount of permitted Indebtedness as set forth in the foregoing clauses
                  (a) through (f),
                  as the case may be and secondly to any such carryover amount; and provided, further, that the Adjusted Indebtedness described in the foregoing clause (2) shall be incurred pursuant to documents reasonably satisfactory to Agent and (y) Indebtedness attributable to Capitalized Lease Obligations in connection with real estate leases shall not exceed an aggregate amount of (a) $5,865,000 in new Indebtedness incurred during Fiscal Year 1999; (b) $21,691,000 in new Indebtedness incurred during Fiscal Year 2000; (c) $12,000,000 in new Indebtedness incurred during Fiscal Year 2001; (d) $26,000,000 in new Indebtedness incurred during Fiscal Year 2002; (e) $14,000,000 in new Indebtedness incurred during Fiscal Year 2003 and (f) $0 in new Indebtedness incurred during Fiscal Year 2004, in each case for the Parent and its Subsidiaries and provided, further, that to the extent the full amount of permitted Indebtedness as set forth in clauses (a) through (f) above is not incurred in any particular Fiscal Year, such unused amount may be "carried over" and utilized in the immediately succeeding Fiscal Year only (but not in any subsequent Fiscal Year), provided, however, that any Indebtedness incurred in such immediately succeeding Fiscal Year shall first be applied to the reduction of the regularly scheduled amount of permitted Indebtedness as set forth in the foregoing clauses (a) through (f), as the case may be and secondly to any such carryover amount, (ii) Indebtedness (including, without limitation, Guarantees) existing on the date hereof and listed in Schedule 7.03 annexed hereto, but not the increase, extension, renewal or refunding thereof if, pursuant to such increase, extension, renewal or refunding, (x) the amount of the relevant Indebtedness is increased, (y) the terms thereof and the related interest rate do not fairly reflect market conditions for companies in businesses and with credit standing similar to the Parent or (z) such Indebtedness is more senior in rank than that being so extended, renewed or refunded, (iii) Indebtedness incurred hereunder and under the other Loan Documents, (iv) Indebtedness of the Parent to Wakefern and affiliates of Wakefern required to be incurred under the Wakefern Shareholder Agreement, the Certificate of Incorporation of Wakefern and/or the bylaws of Wakefern, (v) Guarantees constituting the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (vi) Guarantees of the Obligations, (vii) Subordinated Indebtedness, but not the increase, extension, renewal or refunding thereof except as consented to by Agent in writing, (viii) Indebtedness to banks with whom Borrowers regularly bank with respect to uncollected funds in accordance with past practices; (ix) Intercompany Indebtedness to the extent permitted under Section 7.06 and (x) Indebtedness relating to up to a $7 million potential construction loan in or subsequent to Fiscal Year 2001 at the Bricktown New/Replacement Store Project, provided that such loan be permitted only under the condition that the loan be outstanding no longer than 24 months, that the landlord has permanent take-out financing in place at the time such loan is entered into and that the terms and conditions of such construction loan financing, permanent take-out financing and all lease arrangements with respect to the Bricktown New/Replacement Store Project be in conformity in all material respects with the terms and conditions approved by Agent in writing prior to Borrower entering into any material undertaking with respect to such Bricktown New/Replacement Store Project; provided, however, that Agent agrees to make reasonable efforts to communicate with Borrowers on a reasonably prompt basis regarding terms and conditions that are acceptable to Agent and/or the Lenders."

           Section 7.04 of the Loan Agreement is hereby amended in its entirety as follows:

                  "Section 7.04. Dividends, Distributions and Payments. Declare or pay, directly and indirectly, any cash dividends or make any other distribution, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its capital stock or set aside any amount for any such purpose, except that (i) any Subsidiary of the Parent may pay dividends to a Borrower; (ii) distributions of Common Stock of the Parent may be made to shareholders of the Parent other than Wakefern and its Subsidiaries or affiliates; and (iii) Parent may redeem or repurchase its common stock for an aggregate purchase price not to exceed $5,000,000 during the term of this Agreement, provided, however, (a) both prior to and immediately after giving effect to such redemption or repurchase, each Borrower and Guarantor is "solvent" as such term is used under applicable corporate law and insolvency law and each Borrower and Guarantor shall comply with the representations and warranties set forth in Section 4.17 hereof; (b) Agent and Lender shall have received evidence that the redemption or repurchase of the Parent's common stock will not violate: (1) any provision of law, statute, rule or regulation applicable to any Borrower or any Guarantor (including, without limitation Rules 10b-18 and 13e-3 under the Securities Exchange Act of 1934) or certificate or articles of incorporation or other applicable constitutive documents or the by-laws of any Borrower, any Guarantor, or its Subsidiaries, as the case may be; or (2) any order of any court, or any rule, regulation or order of any other agency of government binding upon any Borrower, any Guarantor, or its Subsidiaries; (c) no Borrower or Guarantor may redeem or repurchase any shares of any class of stock from Joseph Saker, Gloria Saker, Richard Saker, Joseph J. Saker, Jr., Thomas Saker or any Subsidiary of the Parent or more than 25,000 shares of all classes of stock in the aggregate from any Related Family Transferees; and (d) Borrowers and Guarantors shall have delivered to Agent and Lenders such information regarding such redemption and/or repurchase as Agent shall reasonably request. Notwithstanding the foregoing, no payment referred to herein may be made unless both before and immediately after giving effect thereto, there shall exist and be continuing no Default or Event of Default and all other conditions and restrictions with respect to such payment under this Agreement shall have been satisfied."

           (f) Section 7.06 is hereby amended by:

                  (i)  deleting the word "and" at the end of item "(j)" therein;

                  (ii) deleting the period at the end of item "(k)" thereof and inserting a semi-colon and the word "and" therein;

                  (iii)inserting a new item "(l)" to read in its entirety as follows:

                        "(l) loans made by a Borrower and/or Guarantor to its employees up to a maximum of $50,000 in the aggregate for all Borrowers and Guarantors."

           (g) Section 7.10(b) in the Loan Agreement is hereby amended in its entirety as follows:

                  "(b) Capital Expenditures relating to New/Replacement Store Projects (excluding Capital Expenditures for real estate assets acquired pursuant to Capitalized Lease Obligations, hereinafter referred to as "Store Project Capex") in any Fiscal Year in an aggregate amount in excess of the following amounts for the Parent and its Subsidiaries on a Consolidated basis:

                  -----------------------------------------------------------
                                            Store Project Capex
                  -----------------------------------------------------------

                  -----------------------------------------------------------
                  Fiscal Year 2000             $9,303,922
                  -----------------------------------------------------------
                  -----------------------------------------------------------
                  Fiscal Year 2001             $13,000,000
                  -----------------------------------------------------------
                  -----------------------------------------------------------
                  Fiscal Year 2002             $4,500,000
                  -----------------------------------------------------------
                  -----------------------------------------------------------
                  Fiscal Year 2003             $11,500,000
                  -----------------------------------------------------------
                  -----------------------------------------------------------
                  Fiscal Year 2004 and each    $0
                  Fiscal Year thereafter
                  -----------------------------------------------------------

                  provided, however, that to the extent the full amount of permitted Store Project Capex is not incurred in any particular Fiscal Year, such unused amount may be "carried over" and utilized in the immediately succeeding Fiscal Year only (but not in any subsequent Fiscal Year), provided, however, that any such Store Project Capex incurred in such immediately succeeding Fiscal Year shall first be applied to the reduction of the amount of permitted Store Project Capex for the fiscal year in which such Store Project Capex is made and secondly to any such carryover amount."

           (h) Schedule 2.01 to the Loan Agreement is replaced with the corresponding Schedule 2.01 to this First Amendment.

           (i) Section 11.01(b) to the Loan Agreement is hereby amended in its entirety as follows:

               "(b) if to Agent, at GMAC Business Credit, LLC, 461 Fifth Avenue, 21st Floor, New York, New York 10017, Attention: Richard Peller, with a copy to Hahn & Hessen LLP, 350 Fifth Avenue, New York,
               New York 10118, Attention: Leonard Lee Podair, Esq.; and"

          3. Conditions of Effectiveness. This First Amendment shall become effective upon satisfaction of the following conditions precedent:

               (i) Agent and Lenders shall have received in form and substance satisfactory to Agent and Lenders five (5) copies of this First Amendment duly executed by each Borrower and consented to by Guarantors;

               (ii) Each Lender shall have received a fully executed Fourth Amended and Restated Revolving Note executed by Borrowers in favor of Agent;

               (iii) the executed opinion of counsel from Giordano, Halleran & Ciesla in form and substance satisfactory to Agent and Lenders, which shall cover such matters incident to the transaction contemplated by this First Amendment as Agent and Lenders may request; and

               (iv) A certificate of the Secretary of the Borrowers and the Guarantors, including the charter and by-laws of the Borrowers and Guarantors and copies of the resolutions authorizing the execution, deliver and performance of this First Amendment, in each instance in form and substance satisfactory to Agent and Lenders.

     4. Representations and Warranties. Each Borrower and Guarantor hereby represents and warrants as follows:

          (a) This First Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrowers and Guarantors and are enforceable against Borrowers and Guarantors in accordance with their respective terms;

          (b) Upon the effectiveness of this First Amendment, each Borrower and Guarantor hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this First Amendment;

          (c) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this First Amendment; and

          (d) No Borrower or Guarantor has any defense, counterclaim or offset with respect to the Loan Agreement.

     5. Effect on the Loan Agreement.

          (a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

          (b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this First Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

     6. Governing Law. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

     7. Headings. Section headings in this First Amendment are included herein for convenience of reference only and shall not constitute a part of this First Amendment for any other purpose.

     8. Counterparts; Facsimile. This First Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

      IN WITNESS WHEREOF, this First Amendment has been duly executed as of the day and year first written above.

                                    NEW LINDEN PRICE RITE, INC.,
                                    as Borrower and as Guarantor


                                    By:
                                        Name:   Michael Shapiro
                                        Title:  Sr. Vice President


                                    FOODARAMA SUPERMARKETS, INC.,
                                    as Borrower and as Guarantor


                                    By:
                                        Name:   Michael Shapiro
                                        Title:  Sr. Vice President


                                    GMAC BUSINESS CREDIT, LLC,
                                    as Agent


                                    By:
                                        Name:
                                        Title:


                                    GMAC BUSINESS CREDIT, LLC,
                                    as Lender


                                    By:
                                        Name:
                                        Title:

                                    THE CHASE MANHATTAN BANK,
                                    as Lender


                                    By:
                                        Name:
                                        Title:


                                    CITIZEN BUSINESS CREDIT COMPANY,
                                    as Lender


                                    By:
                                        Name:
                                        Title:


                                    CONSENTED AND AGREED TO:


                                    SHOP RITE OF READING, INC.,
                                    as Guarantor


                                    By:
                                        Name:      Michael Shapiro
                                        Title:     Sr. Vice President


                                    SHOP RITE OF MALVERNE, INC.,
                                    as Guarantor


                                    By:
                                        Name:     Michael Shapiro
                                        Title:    Sr. Vice President

                                                      SCHEDULE 2.01


                                                      COMMITMENTS


GMAC Business Credit, LLC:

      Revolving Commitment                            $12,727,272.72

      Term Commitment                                 $ 4,545,454.54

      Capital Expenditure Facility Commitment         $ 9,090,909.10
                                                      --------------

                                          Total:      $26,363,636.36


The Chase Manhattan Bank:

      Revolving Commitment                            $ 7,636,363.64

      Term Commitment                                 $ 2,727,272.73

      Capital Expenditure Facility Commitment         $ 5,454,545.45
                                                      --------------

                                          Total:      $15,818,181.82


Citizens Business Credit Company:

      Revolving Commitment                            $ 7,636,363.64

      Term Commitment                                 $ 2,727,272.73

      Capital Expenditure Facility Commitment         $ 5,454,545.45
                                                      --------------

                                          Total:      $15,818,181.82